Exhibit 10.18

SITEL

2011 Global Management Incentive Plan

For Executive Leadership Team Participants

Objective:

The 2011 Global Management Incentive Plan (MIP) is designed to attract, reward and retain designated members of the Executive Leadership Team (“ELT Members” or “Participants”) of SITEL Worldwide Corporation (regardless of whether they are employed by Sitel Operating Corporation or its subsidiaries or affiliates) (“Sitel” or the “Company”) for performance that has a significant impact on Sitel’s success. The MIP proposes to motivate Participants by linking incentive compensation to achieving designated performance goals.

Effective Dates:

The MIP is effective January 1, 2011 and continues through December 31, 2011, unless otherwise modified, extended or terminated as provided for herein.

Participant Eligibility:

ELT Members, identified in Exhibit A, are eligible to participate in the 2011 MIP. For ELT Members having employment agreements with Sitel, the terms of their eligibility shall be as stated in such employment agreements. If there is any conflict between the terms of the MIP and an individual’s employment agreement, the terms of the independent employment agreement shall control. This plan shall control where the employment is agreement is silent.

ELT Members must be hired or promoted by Sitel into a MIP-eligible position prior to October 1, 2011 to participate in any component of the 2011 MIP.

ELT Members are eligible to participate in the MIP the first day of the month following their hire or promotion into a MIP eligible position. Payments of earned awards will be pro-rated to the number of full months in the MIP. (Example: General Manager hired on April 15, 2011 would become eligible for the 2011 MIP on May 1, 2011 and payout would be prorated for two months of the Q2 2011 award and for eight months of the 2011 annual award).

If a Participant moves to a job that has a different award level incentive opportunity during the MIP year, earned awards will be pro-rated for the number of months at each level, effective the first day of the month following the job change. (Example: If a participating General Manager, who is in the MIP as of January 1, 2011, changes role on July 20, 2011, earned awards will be paid for seven (7) months at the General Manager level and five (5) months at the applicable level for the new position for the annual portion of the MIP (including in cases of demotion, as the MIP applicable to Directors and above). Q3 payout would be prorated with one (1) month at the General Manager level and two (2) months at the bonus percentage applicable to the new position.)

Participants must meet or exceed overall job expectations to be eligible for participation and payment under the Plan unless prohibited by law or contract.

Annual Incentive Award Potential:

Participants will be eligible to receive an incentive award equal to a percentage of annualized base salary that varies according to level of role, responsibility, and function; such award will also be in accordance with applicable employment agreements. The incentive award will be earned by Participants as described herein.

The specific targets and ranges for each component of the incentive award will be communicated to each Participant and agreed, where required. The MIP is composed of 2 components: (1) a Performance Award; and (2) a Discretionary Award, both described more fully below by position.

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PERFORMANCE AWARD

Regional General Managers

For ELT Members who are Regional General Managers, the Performance Award is based on two (2) equal components:

(1)

50% of the target incentive award is tied to achievement of Semi-Annual Regional EBITDA goals (defined as set out below but on a Regional rather than Corporate basis) for the two semi-annual periods ending June 30, 2011, and December 31, 2011, and paid semi-annually. Regional EBITDA is defined as the Adjusted EBITDA as determined in accordance with the terms of Sitel’s Senior Secured Credit Facility existing on the date hereof for the applicable operating region (i.e. Americas, North EMEA, South EMEA, and APAC).

(2)	50% of the target incentive award is tied to achievement of Annual Corporate Performance Goals and paid annually. Annual Corporate Performance Goals are comprised of:

a.

Corporate EBITDA (weighted at 50% of the total Annual Corporate Performance Award). Corporate EBITDA is defined as Adjusted EBITDA as determined in accordance with the terms of Sitel’s Senior Secured Credit Facility existing on the date hereof.

b.

Revolving Credit (weighted at 25% of the total Annual Corporate Performance Award). The Revolving Credit Goal represents the targeted outstanding balance of the revolving portion of the Company’s Senior Secured Credit Facility as of December 31, 2011.

c.

Client Satisfaction NPS®[1] (weighted at 25% of the total Annual Corporate Performance Award). The NPS (or Net Promoter Score) is prepared from time to time by the Company as a measure of customer satisfaction based on the level at which our clients would recommend Sitel as a service provider.

Regional EBITDA and Annual Corporate Performance Goals are set by the compensation committee of the Board of Directors of SITEL Worldwide Corporation (“compensation committee”). No incentive award based on Annual Corporate Performance Goals will be paid unless the Corporate EBITDA threshold is achieved. Any exception or revision to Regional EBITDA and/or Annual Corporate Performance Goals, where legally allowed, may be determined from time to time by the President and COO, as confirmed by the compensation committee.

Global Business Unit Executives

For ELT Members who are Global Business Unit Executives (“BUE”), the Performance Award is based on two components:

(1)	25% of the target incentive award is tied to achievement of Individual Goals and paid annually; and

(2)	75% of the target incentive award is tied to achievement of Annual Corporate Performance Goals and paid annually.

1 Net Promoter, Net Promoter Score and NPS are trademarks of Satmetrix Syxtems, Inc, Bain & Company, Inc. and Fred Reichheld.

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Annual Corporate Performance Goals are comprised of:

a.	Corporate EBITDA (weighted at 50% of the total Annual Corporate Performance Award).

b.	Revolving Credit (weighted at 25% of the total Annual Corporate Performance Award).

c.	25% Client Satisfaction NPS® (weighted at 25% of the total Annual Corporate Performance Award).

Individual Goals are set by President and COO in conjunction with the BUE. Annual Corporate Performance Goals are set by the compensation committee. No incentive award based on Annual Corporate Performance Goals will be paid unless the Corporate EBITDA threshold is achieved. Any exception or revision to Regional EBITDA and/or Annual Corporate Performance Goals, where legally allowed, may be determined from time to time by the President and COO, as confirmed by the compensation committee.

Discretionary Award

REGIONAL GENERAL MANAGERS AND GLOBAL BUSINESS UNIT EXECUTIVES

A discretionary award bonus pool (the “Discretionary Pool”) will apply if the Company exceeds the established annual Corporate EBITDA goal. Participation in the Discretionary Pool is subject to approval of the President and Chief Operating Officer and compensation committee for General Managers overseeing a region that fails to achieve Regional EBITDA thresholds.

The Discretionary Pool will equal 23% of each incremental dollar over the Corporate EBITDA goal set by the compensation committee.

The Discretionary Pool will be allocated among participating regions and business units on a pro rata basis based on total base salaries. For ELT Members allocations of the Discretionary Pool will be based on the aggregate base salaries of the ELT Members relative to the total base salaries of all of the region/business unit participants. For purposes of this plan, the ELT is considered a business unit and will be allocated a portion of the overall Discretionary Pool (“ELT Discretionary Pool”).

Once the ELT Discretionary Pool allocable to the ELT is determined, each member of the ELT will be eligible to participate in the ELT Discretionary Pool and will be allocated an available share based on the ELT participant’s base salary relative to the total salaries of all ELT participants. The ELT Participant available share will be awarded based on the following factors:

•	57% based on individual performance as determined by the President and Chief Operating Officer; and
•	43% based on the amount of the Performance Award earned and paid to the participant.

By way of example only:

Discretionary Pool = $230,000 (where Corporate EBITDA goal is exceeded by $1 million)

ELT Discretionary Pool = $115,000 (assuming 10 ELT members whose total base salaries equal 50% of the total base salaries of all participants)

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Amount available to each ELT member = $11,500 (assuming all 10 ELT members have the same base salary)

Of the $11,500:

57% = $6,555 is available based on the ELT participant’s individual performance as determined by the President and Chief Operating Officer; and

43% = $4,945 is available based on the ELT participant’s MIP earned under the Performance Award as described above

Timing of Award Payments:

If goals are met, earned awards will be calculated using the Participant’s annualized base pay that is in effect on the last day of the performance period. Earned awards will be paid as soon as administratively possible following publication of each performance period’s financial results. Awards earned for a calendar fiscal year will be paid no later than March 15 of the calendar year following the calendar year for which the bonus is earned.

Forfeiture of Awards:

Awards will be paid only to participants who are employed on the payout date. Participants whose employment terminates, regardless of the reason, during the plan year are deemed to have forfeited their award unless otherwise required by law or employment contract. The Company retains discretion to pay out an award, on a pro rata basis, to Participants who are not employed on the payout date due to involuntary termination.

In the event of a Participant’s death during the performance period, any bonus award earned during that period will be paid to the legal representative of the Participant.

For Participants on paid approved leaves of absence, awards will be prorated for any full month worked during the performance period and paid based on awards earned for that time period as soon as administratively possible following publication of each performance period’s financial results. Awards earned for a calendar fiscal year will be paid no later than March 15 of the calendar year following the calendar year for which the bonus is earned. (For example, Participants on paid disability leave of absence are not eligible to earn an incentive during their absence since they are not working).

Any Participant who manipulates or attempts to manipulate the MIP for personal gain is not eligible to participate in the MIP, will forfeit any potential awards, and will be subject to appropriate disciplinary action up to and including termination of employment.

Taxes:

All payouts are subject to applicable withholding taxes for the respective tax jurisdiction.

Administration

Approved Participants will receive a copy of the 2011 Global MIP Plan document for their signature. Participants must sign to acknowledge their understanding and acceptance of the Plan to receive payment for any earned awards. * Global Compensation will retain signed, original MIP documents centrally.

All award calculations and payments are subject to final approval of the President and Chief Operating Officer and compensation committee for participants in all incentive plans, where allowed by law and employment contract.

Sitel through itself and its subsidiaries and affiliates reserves the right to adjust, amend, terminate or suspend the MIP at its discretion where allow by law and contract, if applicable. In the event of such action, written notification will be provided to Participants.

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Participation in the MIP does not imply nor constitute a contract of employment for a definite term. Payment on any particular occasion of any bonus amount in accordance with the MIP shall not create the presumption that any further bonus amount will be paid to the Participant thereafter under the MIP or otherwise.

REGION SPECIFIC INFORMATION

UK

-	Participants on maternity leave will continue to be eligible for an incentive payment during ordinary maternity leave (OML).
-	Participants on maternity leave will have their incentive pay pro-rated for the time they are absent from work but payment will include a two-week period of compulsory maternity leave.

SPAIN

-	Sitel or its subsidiaries or affiliates does not reserve the right to adjust, amend, extend, terminate or suspend this plan at its discretion.

I acknowledge, understand and accept the terms of the 2011 Global Management Incentive Plan.

Printed Name	Site	Country

Associate Signature	Date

*Please retain a copy of signed document for your files and forward original to Global Compensation in Nashville, TN, US within ten (10) days of acceptance.

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EXHIBIT A

2011 MIP Participant:

Global Chief Human Resources Officer

Global Chief Information Officer

Global Chief Legal Officer and Secretary

Global Chief Marketing Officer

General Manager - Americas Region

General Manager - APAC Region

General Manager - EMEA North Region

General Manager - EMEA South Region

General Manager - Strategic Markets

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